Emergent BioSolutions Finalizes Sale of Baltimore-Bayview Manufacturing Site to Syngene International

GAITHERSBURG, Md., March 19, 2025 (GLOBE NEWSWIRE) -- Emergent BioSolutions Inc. (NYSE:EBS) today announced that it has completed the sale of its Baltimore-Bayview drug substance manufacturing facility to Syngene International. Emergent received approximately $36.5 million at closing, which is subject to customary post-closing adjustments.

Pursuant to the sale, Syngene acquired the assets and equipment associated with the Baltimore-Bayview facility. In addition, Emergent retains the rights to secure manufacturing services and capacity at the facility for future growth and pandemic response production in collaboration with Syngene.

“This deal enables us to streamline operations, while maintaining flexibility for future product demand.” said Joe Papa, president and CEO of Emergent. “As we continue our multi-year transformation, we are well positioned to execute on our turnaround initiatives and drive sustainable, long-term growth.”

For Emergent, Truist served as financial advisor, and Covington & Burling LLP served as legal counsel in connection with this transaction.

About Emergent BioSolutions

At Emergent, our mission is to protect and save lives. For over 25 years, we’ve been at work preparing those entrusted with protecting public health. We deliver protective and life-saving solutions for health threats like smallpox, mpox, botulism, Ebola, anthrax and opioid overdose emergencies. To learn more about how we help prepare communities around the world for today’s health challenges and tomorrow’s threats, visit our website and follow us on LinkedIn, X, Instagram, Apple Podcasts and Spotify.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including statements regarding the expected timing for completion of the disposition of Emergent’s Baltimore-Bayview facility, Emergent’s ability to achieve the objectives of the disposition, including achieving improvement in cost structure and performance, and Emergent’s future results, are forward-looking statements. We generally identify forward-looking statements by using words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “improve,” “intend,” “may,” “plan,” “position,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions or variations thereof, or the negative thereof, but these terms are not the exclusive means of identifying such statements. Forward-looking statements are based on our current intentions, beliefs and expectations regarding future events based on information that is currently available. We cannot guarantee that any forward-looking statements will be accurate. Readers should realize that if underlying assumptions prove inaccurate or if known or unknown risks or uncertainties materialize, actual results could differ materially from our expectations. Readers are, therefore, cautioned not to place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, we do not undertake any obligation to update any forward-looking statement to reflect new information, events or circumstances.

There are a number of important factors that could cause Emergent’s actual results to differ materially from those indicated by any forward-looking statements. Readers should consider this cautionary statement, as well as the risk factors and other disclosures included in our periodic reports filed with the U.S. Securities and Exchange Commission, when evaluating our forward-looking statements.

Investor Contact:
Richard S. Lindahl
Executive Vice President, CFO

lindahlr@ebsi.com

Media Contact:
Assal Hellmer
Vice President, Communications
mediarelations@ebsi.com